UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2006

Sharper Image Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-15827	94-2493558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 The Embarcadero, 6th Floor, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2006, Ms. Tracy Wan resigned from her position as President and Chief Operating Officer of Sharper Image Corporation (the “Company”) and Mr. Jeff Forgan resigned from his position as Executive Vice President and Chief Financial Officer of the Company.

Also on November 8, the Company appointed Daniel W. Nelson, 46, as Interim Chief Financial Officer. Mr. Nelson has served as the Company’s Senior Vice President, Controller and Principal Accounting Officer since May 2006. He previously served as the Company’s interim Controller starting in December 2005 and performed consulting services for the Company since 1995. Since 1994, Mr. Nelson has been the owner of Nelson Consulting Services, which provides finance and accounting consulting services to businesses and individuals. Mr. Nelson worked in the audit practice of a national public accounting firm for five years after receiving his B.S. in Business Administration, Accounting from California State University, Hayward in 1982.

In connection with Mr. Nelson’s service as Interim Chief Financial Officer, the Company will increase Mr. Nelson’s annualized base salary during his service as Interim Chief Financial Officer by $5,000 per month. Upon appointment by the Company of a permanent Chief Financial Officer during Mr. Nelson’s term of service as Interim Chief Financial Officer, Mr. Nelson will be entitled to receive a bonus in an amount equal to $5,000 for each month (pro rata for any partial month) previously served as Interim Chief Financial Officer. Mr. Nelson will not be entitled to this bonus if he resigns from the Company or if the Company terminates his employment for “cause” as defined in the Company’s Executive Severance Plan.

A copy of the press release announcing the events described above is attached as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Letter dated November 9, 2006 between the Company and Daniel W. Nelson
99.1	Press Release, dated November 8, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: November 14, 2006	By:	/s/ Daniel W. Nelson
		Name:	Daniel W. Nelson
		Title:	Senior Vice President and Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Letter dated November 9, 2006 between the Company and Daniel W. Nelson
99.1	Press Release, dated November 8, 2006